[Execution Copy]




                              SEPARATION AGREEMENT

                                 by and between

                            HARNISCHFEGER CORPORATION

                                       and

                             MATERIAL HANDLING, LLC



                                October 26, 1997

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.    Definitions............................................................1

2.    Exchange of Consideration..............................................6
      2.1   Consideration by HarnCo..........................................6
      2.2   Consideration by MHE LLC.........................................6

3.    Transferred Assets, Leased Personal Property, Retained Assets and
      Shared Facilities......................................................6
      3.1   Transferred Assets...............................................6
      3.2   Leased Personal Property.........................................8
      3.3   Retained Assets..................................................8
      3.4   Consents and Approvals...........................................9
      3.5   Deferred Real Estate Conveyance.................................10
      3.6   Shared Facilities...............................................10

4.    Assumption of Liabilities.............................................10
      4.1   Assumed Liabilities.............................................10
      4.2   Absolute Assumption.............................................12
      4.3   Retained Liabilities............................................12
      4.4   Payments Due to Withheld Consents...............................12

5.    No Representations and Warranties.....................................12

6.    Authorizations........................................................13

7.    Employees and Employment..............................................13
      7.1   Employment......................................................13
      7.2   Collective Bargaining Agreements and Employment Contracts.......13

8.    Use of HarnCo's Trademarks............................................14

9.    Other Effective Date and Post-Effective Date Covenants................14
      9.1   Intercompany Cash Management....................................14
      9.2   Letters of Credit...............................................14

10.   Indemnification Matters...............................................14
      10.1  Indemnification.................................................14
      10.2  Notice of Circumstance..........................................16


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

      10.3  Scope of Indemnification........................................17
      10.4  Indemnity for Certain Environmental Liabilities.................17

11.   Limitation on Consequential Damages...................................17

12.   Further Assurances....................................................17

13.   Transfer Tax Matters..................................................17
      13.1  Transaction Taxes...............................................17
      13.2  Property Taxes..................................................17
      13.3  Unemployment Tax Experience.....................................18
      13.4  Preparation of W-2's, Etc.......................................18

14.   Post-Effective Date Tax Matters.......................................18
      14.1  Filing of Tax Returns...........................................18
      14.2  Payment of Taxes................................................18
      14.3  Cooperation and Records Retention...............................19
      14.4  Liability for Assessments or Refunds............................19

15.   Bulk Sales or Transfer Laws...........................................20

16.   Miscellaneous.........................................................20
      16.1  Entire Agreement................................................20
      16.2  Waivers.........................................................20
      16.3  Succession and Assignment.......................................20
      16.4  Headings........................................................20
      16.5  Notices. .......................................................20
      16.6  Counterparts....................................................21
      16.7  Expenses........................................................21
      16.8  Severability....................................................21
      16.9  Governing Law...................................................21
      16.10 Submission to Jurisdiction......................................21
      16.11 Construction....................................................22
      16.12 Incorporation of Exhibits and Schedules.........................22
      16.13 No Third Party Beneficiaries....................................22

                                LIST OF SCHEDULES
                                  AND EXHIBITS


Schedule 1.24     Leased Personal Property
Schedule 1.37     Other MHE Subsidiaries
Schedule 3.1.4    Excluded Tooling
Schedule 3.1.11.1 Owned Real Estate
Schedule 3.1.11.2 Leased Real Estate
Schedule 3.6      Shared Facilities
Schedule 4.1.6.2  Stock and Asset Purchase Agreements
Schedule 4.1.8    Assumed Litigation


EXHIBIT A         MHE License Agreement

EXHIBIT B         P&H License Agreement

                              SEPARATION AGREEMENT

      This SEPARATION AGREEMENT (the "Agreement"), dated as of October 26, 1997, is between Harnischfeger Corporation, a Delaware corporation ("HarnCo"), and Material Handling, LLC, a Delaware limited liability company ("MHE LLC").

                                    RECITALS

      WHEREAS, HarnCo desires to convey, assign and lease certain assets of the MHE Division to MHE LLC in exchange for MHE LLC's assumption of the Assumed Liabilities and MHE LLC's issuance to HarnCo of the MHE LLC Interests; and

      WHEREAS, MHE LLC desires to accept the conveyance, assignment and lease from HarnCo of such assets, to assume the Assumed Liabilities, and to issue the MHE LLC Interests to HarnCo.

      THEREFORE, the parties hereby agree as follows:

1. Definitions. The following terms shall, for the purposes of this Agreement, have the following meanings:

      1.1 "Active Employees" means all employees of the MHE Division who are either actively employed or are on layoff, leave of absence or short-term disability on the Effective Date.

      1.2 "Agreement" has the meaning set forth in the preface above.

      1.3 "Action" means any actual or threatened action, suit, arbitration, inquiry, proceeding, or investigation by or before any court, agency, tribunal, arbitrator, mediator, or Governmental Body.

      1.4 "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

      1.5 "Assets" means the Transferred Assets and Leased Personal Property.

      1.6 "Assumed Liabilities" shall have the meaning specified in Section 4.1.

      1.7 "Business" means (i) the original equipment business for industrial cranes, hoists, winches, and other related types of industrial "through-the-air" material handling equipment, and (ii) aftermarket products and services for the products described in clause (i), including inspection, repair, and maintenance, in each case as performed immediately prior to the Effective Date by HarnCo and the Other MHE Subsidiaries.

      1.8 "Cash" means cash and cash equivalents (including marketable securities and short term investments).

      1.9 "Code" means the Internal Revenue Code of 1986, as amended.

      1.10 "Contracts" means (i) contracts, agreements, undertakings, commitments, licenses, permits, authorizations, instruments, representations and warranties, certificates, instruments granting a Security Interest, guaranties, arrangements, license and technology agreements (including software licenses), asset and stock purchase and sale agreements, releases, settlements, indemnities, leases and confidentiality or nondisclosure agreements, in each case which were undertaken for or made on behalf of or for the MHE Division by HarnCo; (ii) the right to receive payment for Products sold or services rendered pursuant to, and to receive goods and services pursuant to, such contracts; and
(iii) the rights under any of the foregoing, including the right to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts.

      1.11 "Effective Date" shall mean October 26, 1997.

      1.12 "Effective Time" shall mean 12:01 a.m. on the Effective Date.

      1.13 "Employee Benefit Plan" means the employee welfare benefit plans as defined in Section 3(1) of ERISA, and the employee pension benefit plans as defined in Section 3(2) of ERISA currently or previously maintained by any HarnCo Company for the benefit of employees of the MHE Division.

      1.14 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      1.15 "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such of the foregoing are enacted or in effect prior to, on, or after the Effective Date.

      1.16 "Environmental Liability" means any Liability or investigatory, remedial or corrective obligation whatsoever arising under any Environmental and Safety Requirements, including without limitation any liability pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, or otherwise relating to handling, treatment, storage, onsite or offsite disposal, release or threatened release of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.


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

      1.17 "Governmental Body" means any country, any national body, any state, province, municipality, subdivision of any of the foregoing, any agency, governmental department, court, entity, commission, board, ministry, bureau, locality or authority of any of the foregoing, or any quasi-governmental or private body exercising any regulatory, taxing, importing, exporting, or other governmental or quasi-governmental function.

      1.18 "HarnCo" has the meaning set forth in the preface above.

      1.19 "HarnCo Companies" means (i) HarnCo, (ii) HarnCo's Affiliates (but excluding MHE LLC and the Other MHE Subsidiaries) and (iii) any direct or indirect Predecessors of the Persons covered by clauses (i) and (ii).

      1.20 "HarnCo Indemnified Parties" means the HarnCo Companies and their respective officers, directors, employees, agents, representatives, shareholders, successors and assigns.

      1.21 "HCHC" means HCHC, Inc., a Delaware corporation and wholly-owned subsidiary of HarnCo.

      1.22 "Income Taxes" means all U.S. federal, state and local taxes on, based on, measured by or with respect to income, net worth or capital (including interest and penalties thereon).

      1.23 "Intellectual Property" means all (i) patents and pending patent applications; (ii) trademark, service mark and trade name registrations and applications therefor; (iii) copyright registrations and applications therefor; and (iv) licenses (other than licenses for the use of commercially available computer software and related documentation) and similar agreements for the use of any intellectual property (including patents, unpatented inventions and technology, trademarks, service marks and trade names, copyrights and copyrightable works, know-how and trade secrets).

      1.24 "Leased Personal Property" means all leased machines, equipment, software and other items of personal property, including those listed in
Schedule 1.24.

      1.25 "Liability" means any commitment, contract, agreement, obligation, liability, debt, Tax, payment, expense, cost, fee, loss, damage, demand, claim, breach, default, Action, fine, penalty, judgment, settlement, release, indemnity, warranty, representation or misrepresentation, certification, injury, death, accident, tort, or product liability, whether resulting from, arising out of or relating to facts, actions, events or conditions that occurred or existed in whole or in part before, on or after the Effective Date, whether accrued or unaccrued, whether absolute, contingent or otherwise, whether liquidated or unliquidated, whether due, to become due, or otherwise, whether known or unknown, whether written, oral or otherwise, whether direct, indirect, special, incidental, consequential, punitive or otherwise, and whether asserted or unasserted, including those arising under any law (including any statute, the common law or any rule, order, instruction, directive, regulation, by-law, ordinance, or requirement of any

Governmental Body or imposed by any court or any arbitrator in a binding arbitration), and without regard to (i) whether based on theories of negligence, breach of warranty, strict liability, breach of contract, violation of any consumer protection legislation passed by any Governmental Body, absolute liability or arising as an obligation of contribution, or the violation of any other applicable legal duty or standard, (ii) the cause thereof or the negligence of any Person, whether such negligence be sole, joint or concurrent, active or passive, or (iii) whether arising before, on or after the Effective Date. Unless otherwise qualified, all references to Liabilities herein shall include Environmental Liabilities.

      1.26 "MHE Benefits" shall have the meaning set forth in Section 7.1.

      1.27 "MHE Division" means the P&H Material Handling Division of HarnCo, through which HarnCo (along with the Other MHE Subsidiaries) conducted the Business prior to the Effective Date; provided, the MHE Division shall not be construed to include any of the Other MHE Subsidiaries.

      1.28 "MHE LLC" has the meaning set forth in the preface above.

      1.29 "MHE License Agreement" means the Patent, Invention, Know-How and Trademark License Agreement between MHE LLC and MHE Technologies, Inc., attached hereto as Exhibit A.

      1.30 "MHE LLC Interests" means the limited liability company membership interests of MHE LLC.

      1.31 "Mining Division" means the P&H Mining Division of HarnCo.

      1.32 "National Avenue Facility" means the HarnCo facility located at 4400
W. National Avenue, Milwaukee, WI 53214-3684.

      1.33 "Oak Creek Facility" means the HarnCo facility located at 315 W. Forest Hill Avenue, Oak Creek, Wisconsin 53154-2199.

      1.34 "Orchard Street Facility" means that HarnCo Facility located at 4107
W. Orchard Street, Milwaukee, WI 53215-1707.

      1.35 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

      1.36 "Other Agreements" means (i) the MHE License Agreement and (ii) the P&H License Agreement.

      1.37 "Other MHE Subsidiaries" means those Subsidiaries and Affiliates of HarnCo which are listed on Schedule 1.37, each of which is principally engaged in the Business.


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

      1.38 "P&H License Agreement" means the Corporate Name and Trademark License Agreement between MHE LLC and Harnischfeger Technologies, Inc., attached hereto as Exhibit B.

      1.39 "Parties" means HarnCo and MHE LLC, each of which is individually referred to as a "Party."

      1.40 "Permit" means governmental licenses, permits, approvals, authorizations, license applications, and license amendment applications and all governmental or third party product registrations or approvals.

      1.41 "Person" means an individual, a partnership, a limited liability company, a corporation, a division of a corporation (if applicable), an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      1.42 "Predecessor" means a Person who has previously held an interest in another Person, including a Person who conveyed, transferred or assigned all or substantially all of its assets to the succeeding Person or a Person who was merged or amalgamated into or consolidated with the succeeding Person.

      1.43 "Products" means those industrial "through-the-air" material handling equipment products (i) researched, developed, engineered, manufactured, distributed, sold or marketed, or (ii) serviced, inspected, maintained, or repaired by the MHE Division or its Predecessors, in each case prior to the Effective Date, including original equipment cranes, hoists, and winches, other related types of industrial "through-the-air" material handling equipment, and aftermarket products; provided, however, that Products shall not include any mobile construction material handling equipment or related products of the type produced by the former Construction Equipment Division of HarnCo.

      1.44 "Retained Assets" shall have the meaning described in Section 3.3.

      1.45 "Retained Liabilities" shall have the meaning described in Section
4.3.

      1.46 "Retired and Inactive Employees" means all former employees of the MHE Division who were not employed by the MHE Division or any HarnCo Company on the Effective Date, or (to the extent applicable) beneficiaries of such former employees.

      1.47 "Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

      1.48 "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      1.49 "Shared Facilities" has the meaning set forth in Section 3.6.

      1.50 "Taxes" means all federal, state, provincial, local and foreign income, profits, franchise, unincorporated business, withholding, capital, general corporate, customs duties, environmental (including taxes under Code
Section 59A), disability, registration, alternative, add-on, minimum, estimated, sales, goods and services, use, occupation, property, severance, production, excise, recording, ad valorem, gains, transfer, value-added, unemployment compensation, social security premium, privilege and any and all other taxes (including interest, additions to tax and penalties thereon, and interest on such additions to tax and penalties).

      1.51 "Termination Date" means the close of business on the date that the MHE LLC Interests are transferred to a Person that is not an Affiliate of HarnCo.

      1.52 "Transferred Assets" shall have the meaning described in Section 3.1.

      1.53 "Warranty Obligations" shall mean any obligation to repair or replace defective products for a period of time of one (1) year after the date of delivery by HarnCo to an end user.

      1.54 "Xtek Dispute" means the lawsuit entitled Harnischfeger Corporation
v. Xtek, currently pending in Cincinnati, Ohio.

2. Exchange of Consideration.

      2.1 Consideration by HarnCo. On the terms and subject to the conditions set forth in this Agreement, HarnCo hereby (i) conveys and assigns to MHE LLC all of HarnCo's right, title and interest in and to the Transferred Assets, (ii) subleases to MHE LLC all of HarnCo's rights and interests in the Leased Personal Property and (iii) leases or subleases the specified areas of the Shared Facilities to MHE LLC. Such conveyances, assignments, leases and sub-leases shall occur and be effective as of the Effective Time. In addition, HarnCo has caused MHE Technologies, Inc. to execute and deliver the MHE License Agreement and Harnischfeger Technologies, Inc. to execute and deliver the P&H License Agreement.

      2.2 Consideration by MHE LLC. MHE LLC hereby assumes and agrees to pay, honor, discharge and be fully liable for all of the Assumed Liabilities. Such assumption shall occur and be effective as of the Effective Time. MHE LLC has also executed and delivered both the MHE License Agreement and the P&H License Agreement, and has issued to HarnCo the MHE LLC Interests.

3. Transferred Assets, Leased Personal Property, Retained Assets and Shared Facilities.

      3.1 Transferred Assets. The term "Transferred Assets" shall mean those assets of the

MHE Division specified in Sections 3.1.1 through 3.1.14 which, immediately prior to the Effective Time, are held by HarnCo and used exclusively by the MHE Division. The Transferred Assets shall not include any Retained Assets.

            3.1.1 Receivables. Billed and unbilled accounts and notes receivable (including intercompany and intracompany accounts and notes receivable held by the MHE Division), net of reserves for bad debt.

            3.1.2 Inventories. Inventories and related reserves of or with respect to Products manufactured by the MHE Division, its subsidiaries or Predecessors, including finished goods, finished components, consigned inventory, work-in-process, raw materials, scrap, purchased parts, packaging and supplies, and perishable tools.

            3.1.3 Current Assets. Prepaid expenses and deposits.

            3.1.4 Fixed Assets. Machinery, equipment, furniture, furnishings, personal computers and servers (and related peripheral hardware), office equipment, printing machines, reproduction equipment tools, jigs, dies, molds and parts and similar property (including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, but excluding any of the foregoing which is Leased Personal Property), and all fixed assets of the foregoing nature located at the Oak Creek Facility and all tooling set forth on Schedule 3.1.4.

            3.1.5 Claims. Claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (collectively a "claim" for the purposes of this Section 3.1.5). With respect to the Xtek Dispute, such claim shall be for the full amount of the final resolution of such claim (whether by adjudication or otherwise), despite any shared nature or non-exclusive aspect of such claim.

            3.1.6 Contracts. All Contracts.

            3.1.7 Vehicles. Automobiles, trucks, and other vehicles listed on
Schedule 1.24.

            3.1.8 Office Supplies. Subject to Article 8, office supplies, stationery and forms.

            3.1.9 Bonds and Letters of Credit. Bonds, letters of credit and other evidences of indebtedness furnished by any other Person to the MHE Division and the right to receive payments from any other Person under or in respect of any such instrument.

            3.1.10 Books and Records. Books, records, manuals and other materials, including advertising matter, catalogs, price lists, credit information, cost information, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, patent disclosures, media materials and plates, accounting records and sales order files.

            3.1.11 Real Estate.

                  3.1.11.1 The owned real estate listed in Schedule 3.1.11.1 (together with the buildings, improvements, and fixtures thereon) and easements, rights-of-way, and other appurtenants thereto, which shall be conveyed by quitclaim deed.

                  3.1.11.2 Subject to each applicable lease (whether oral or written), the leasehold interest in the leased real estate listed in Schedule
3.1.11.2. Where such conveyance or assignment involves a sublease of such real property between HarnCo and MHE LLC, HarnCo shall enjoy the rights (but not the obligations) under the applicable terms and conditions as if HarnCo were the primary lessor under such lease.

            3.1.12 Permits. All Permits.

            3.1.13 Data Assets. All electronic data residing in the various shared or HarnCo managed systems that is related to the MHE Division, including information for processes, products, bills of material, routings, customers, employees, financial information, vendors, drawings, inventory, and storerooms, and any data stored off-line necessary for conducting the MHE Division's business activities.

            3.1.14 Control Test Facility Equipment. The control test facility equipment located at the Orchard Street Facility utilized solely for services to the MHE Division.

      3.2 Leased Personal Property. Subject to Section 3.4, the Leased Personal Property shall be subleased to MHE LLC, with MHE LLC being bound by and subject to all such terms and conditions and entitled to all rights as if it were the lessee thereunder. As between HarnCo and MHE LLC, HarnCo shall enjoy the rights (but not the obligations) under the applicable terms and conditions as if HarnCo were the primary lessor under each such lease.

      3.3 Retained Assets. Notwithstanding anything herein to the contrary, HarnCo shall retain and not convey, assign or lease, and MHE LLC shall not purchase, acquire or lease, the following assets (collectively, the "Retained Assets"):

            3.3.1 Any and all stock and other ownership interests in the Other MHE Subsidiaries, as well as any ownership interests in and notes receivable from Century II, Inc. (formerly known as the Construction Equipment Division of HarnCo and now known as PPM Cranes, Inc.)

            3.3.2 Any and all of the rights of HarnCo under this Agreement or the Other Agreements.

            3.3.3 Any and all refunds that relate to Taxes paid by HarnCo prior to the Effective Time.

            3.3.4 Any and all Employee Benefit Plans, including the plan assets of the Harnischfeger Industries Salaried Employee's Retirement Plan and the Harnischfeger Industries Hourly Employee's Retirement Pension Plan.

            3.3.5 All Intellectual Property, including jointly used or shared Intellectual Property.

            3.3.6 Any and all Cash; provided that MHE LLC shall be able to draw Cash from HarnCo pursuant to Section 9.1.

            3.3.7 Any real estate owned, operated, used or leased by HarnCo other than that listed in Schedules 3.1.11.1 and 3.1.11.2.

            3.3.8 Any and all assets which, immediately prior to the Effective Time, are not used exclusively by the MHE Division in conducting the Business, whether or not such assets are otherwise listed in this Section 3.3.

            3.3.9 The Workers' Compensation reserve as set forth on the balance sheet of the MHE Division as of the Effective Date.

            3.3.10 Telecommunications equipment and computer equipment on which the Data Assets are stored.

            3.3.11 Any and all actions, claims, causes of action, rights of recovery, choses in action and rights of set off of any kind arising before, on or after the Effective Date relating to the Retained Assets set forth above.

      3.4 Consents and Approvals. This Agreement and the Other Agreements shall not constitute an assignment, transfer or lease of any interest in any Asset (or in any Shared Facility) if an assignment, transfer, lease or an attempt to make such an assignment, transfer or lease (a) without the consent of or notice to a third party would constitute a breach or violation or affect adversely the rights of MHE LLC, HarnCo or any Affiliate of HarnCo thereunder or (b) is restricted or prohibited by law, including all Environmental and Safety Requirements. Any transfer, assignment or lease to MHE LLC by HarnCo of any interest in any Asset (or in any Shared Facility) that requires filing with, notice to, or the consent of a third party shall be made subject to such filing, notice being given, or consent or approval being obtained. In the event such consent or approval is not obtained on or prior to the Effective Date, HarnCo shall continue to use commercially reasonable efforts to obtain any such approval or consent until the earliest of (i) 180 days after the Effective Date,
(ii) such time as such consent or approval has been obtained or (iii) the date HarnCo determines that the third party will not provide its consent or approval. In the event HarnCo determines that the third party will not provide its consent or approval (which determination shall be deemed to have been made if such consent or approval has not been obtained 180 days after the Effective Date), HarnCo will cooperate with MHE LLC in any lawful and feasible arrangement to provide MHE LLC with the benefits of any such Asset (or Shared Facility), including performance by HarnCo as agent, if commercially feasible; provided, however, that MHE LLC shall undertake to pay or satisfy the corresponding Liabilities for the enjoyment of such benefits to the extent MHE LLC would have been responsible therefor if such consent or approval had been obtained. Notwithstanding the foregoing, the HarnCo Companies shall have the right to terminate or cancel any Permit or Contract that is not assigned within 180 days of the Effective Date. MHE LLC shall pay and discharge any and all Liabilities incurred by any HarnCo Company after the Effective Date in seeking to obtain or obtaining any consent or approval. MHE LLC acknowledges that the benefits under certain Contracts are available to MHE LLC only until the Termination Date. MHE LLC shall be responsible for negotiating with other Persons that are parties to such Contracts to obtain future commitments, if any, for such products or services after the Termination Date.

      3.5 Deferred Real Estate Conveyance. Subject to Section 3.4, any real estate that HarnCo is unable to convey or lease as required hereunder as of the Effective Date will be conveyed or leased as soon as reasonably practicable thereafter.

      3.6 Shared Facilities. From and after the Effective Date and until the Termination Date, MHE LLC may continue to occupy the shared facilities which are identified in Schedule 3.6 (collectively the "Shared Facilities") in the manner and in the areas and otherwise to the extent such occupancy has been conducted immediately prior to the Effective Date.

4. Assumption of Liabilities.

      4.1 Assumed Liabilities. The term "Assumed Liabilities" shall mean any and all Liabilities of any HarnCo Company that result from, arise out of or relate to (i) the MHE Division, (ii) the Business, (iii) the Transferred Assets, or
(iv) real property formerly owned or leased by any HarnCo Company and exclusively or primarily operated or used for purposes of the MHE Division or the Business, including any and all Liabilities associated with or of the nature of those listed in Sections 4.1.1 through 4.1.12. The Assumed Liabilities shall not include any Retained Liabilities.

            4.1.1 Any and all billed or unbilled accounts and notes payable and accrued liabilities (including intercompany and intracompany accounts and notes payable and accrued liabilities of the MHE Division).

            4.1.2 Active Employees and Retired and Inactive Employees, including
(i) liability for any salaries, wages, bonuses, incentive compensation, profit sharing, tax equalization payments, vacation pay, sick leave, personal leave, severance pay, wrongful dismissal and discrimination claims; (ii) except as set forth in Section 4.3, liability for or under MHE Benefits and (iii) liability arising from claims or litigation and liability arising from any injury, death, loss, disability, occupational disease or claims under any workers' compensation laws.

            4.1.3 Claims by any Active Employee or Retired and Inactive Employee under


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

any law in respect of termination of employment or dismissal.

            4.1.4 The owned and leased real estate listed on Schedules 3.1.11.1 and 3.1.11.2, respectively, the areas of the Shared Facilities occupied by MHE LLC pursuant to Section 3.6, or any current or previous facility or office space used in whole or primarily by the MHE Division, the operations of any of the foregoing, and any on-site or off-site Environmental Liabilities related to any of the foregoing.

            4.1.5 Real and personal property taxes arising out of or related to the MHE Division, whether for taxable periods before, on or after the Effective Date.

            4.1.6 All Contracts, including:

                  4.1.6.1 Any consulting, severance or employment agreements or indemnities to officers or employees of the MHE Division.

                  4.1.6.2 Any stock purchase or asset purchase agreement, other transfer agreement or merger document or any other agreement concerning the acquisition or divestiture of any assets of the MHE Division or of the Business, or any other agreement in any way concerning the MHE Division, the Assets or the Business, or any portion thereof, including those listed on Schedule 4.1.6.2.

                  4.1.6.3 All Liabilities arising from, relating to or associated with any breach or failure to perform with respect to such Contracts, including liabilities arising from termination of distributors of the MHE Division, except for Warranty Obligations for components manufactured by the Mining Division delivered to end users prior to the Effective Date.

            4.1.7 All Environmental Liabilities.

            4.1.8 All Actions pending or threatened against, or otherwise affecting, the MHE Division or the Business, including those listed on Schedule 4.1.8.

            4.1.9 Warranty claims and product liability claims, including claims for personal injury and exposure to asbestos, with respect to Products and Services manufactured, sold or provided by any HarnCo Company or the Other MHE Subsidiaries on or prior to the Effective Date.

            4.1.10 All Leased Personal Property.

            4.1.11 All Liabilities for violations of law relating to or arising out of operations of the MHE Division or the Business prior to and on the Effective Date, including Liabilities for actions taken or omissions made by directors, officers, employees, agents or other representatives of HarnCo or any Affiliate of HarnCo which relate to the MHE Division or the Business (regardless of whether or not such actions were taken or omissions were made in the Ordinary Course of Business), including any legal or regulatory consequences of such actions or omissions.

            4.1.12 Any other agreements, commitments or obligations in any way relating to the MHE Division or the Business by any HarnCo Company or the Other MHE Subsidiaries under which any HarnCo Company has or may have any liability or obligation after the Effective Time (whether primary or contingent).

      4.2 Absolute Assumption. It is the intent of the parties that MHE LLC's assumption of the Assumed Liabilities (including Environmental Liabilities) under Section 2.2 shall be absolute. Upon, from and after the Effective Date, MHE LLC shall, without any further responsibility or liability of or recourse to any of the HarnCo Companies, absolutely and irrevocably assume and be solely liable and responsible for the Assumed Liabilities. Neither HarnCo nor any of the HarnCo Companies shall be liable to MHE LLC (or any of its Affiliates, officers, directors, employees, agents or assigns) for any reason whatsoever (i) on account of the Assumed Liabilities or (ii) on account of any obligations, liabilities or expenses arising out of or associated with (or any litigation and claims alleged to arise out of or be associated with) (A) the assets, business and operations of MHE LLC following the Effective Date, (B) this Agreement or any of the other agreements or instruments executed pursuant hereto or (C) any other activities of the MHE Division (whether or not in the Ordinary Course of Business and whether occurring before, on or after the Effective Date). MHE LLC hereby waives and releases for itself and on behalf of the Other MHE Subsidiaries (and their Affiliates) any claims, defenses, or claims for contribution that they may have against HarnCo or any other HarnCo Company with respect to the Assumed Liabilities.

      4.3 Retained Liabilities. The term "Retained Liabilities" shall mean (i) any and all Liabilities of MHE LLC for transaction taxes that HarnCo has agreed to pay pursuant to Section 13.1, (ii) subject to Article 14, any and all liabilities of MHE LLC for Taxes accrued on or before the Effective Date not described in Section 4.1.5, (iii) any deferred compensation liability previously deducted for book purposes but not yet deducted for tax purposes, (iv) any and all liabilities with respect to medical, pension and savings plans of Retired and Inactive Employees, including all liabilities relating to the Harnischfeger Industries Salaried Employee's Retirement Plan and the Harnischfeger Industries Hourly Employee's Retirement Pension Plan, (v) any and all Environmental Liabilities of the HarnCo Companies relating to the ownership, operation or use of the Shared Facilities or the Orchard Street Facility, and (vi) any and all non-trade intercompany accounts payable to HCHC.

      4.4 Payments Due to Withheld Consents. In connection with MHE LLC's assumption of the Assumed Liabilities, HarnCo shall use commercially reasonable efforts to obtain any necessary consents; provided, however, that HarnCo shall not be obligated to incur any Liability with respect to or remain liable for any Assumed Liability. With respect to any Contracts for which all necessary consents have not been obtained within 180 days following the Effective Date, HarnCo may, in its sole discretion, (i) require MHE LLC to pay to the applicable payee(s) the amount necessary to settle the entire outstanding obligations in accordance with the applicable Contracts, or any payoff associated with termination or cancellation of such Contracts (pursuant to Section 3.4), (ii) require MHE LLC to make the payments to the applicable payee as they become due in accordance with the applicable Contracts, or (iii) pay to the applicable payee(s) the amount necessary to settle the entire outstanding obligation in accordance with the applicable Contracts on behalf of MHE LLC, with such payments being subject to reimbursement pursuant to Article 10. MHE LLC agrees to make any such payments in accordance with instructions provided by HarnCo.

5. No Representations and Warranties. Notwithstanding any contrary provisions herein or in the Other Agreements, it is the explicit understanding of MHE LLC, and MHE LLC hereby agrees, that neither HarnCo nor any other HarnCo Company, nor any officer, director, employee or agent of any of the foregoing, is making any representation or warranty whatsoever, express or implied. HARNCO, FOR ITSELF AND ON BEHALF OF SUCH PERSONS, EXPRESSLY DISCLAIMS AND NEGATES ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR OF MERCHANTABILITY, THE CONDITION OR VALUE OF THE ASSETS, THE COLLECTIBILITY OF RECEIVABLES, OR VALIDITY OF LEASES. HarnCo does not warrant any forecast or financial performance information relating to the MHE Division or the Business. HarnCo does not warrant the valuation of inventory, assets or the adequacy of reserves on the books of the MHE Division or the Business. MHE LLC accepts the Assets in their "AS IS, WHERE IS" CONDITION, WITH ALL FAULTS. Without in any way limiting the disclaimer above, HarnCo further disclaims any and all warranties or representations, whether express or implied, with respect to environmental, health or safety matters, including any matters arising under Environmental and Safety Requirements. MHE LLC hereby acknowledges the foregoing disclaimer and limitation of warranty.

6. Authorizations. Each of HarnCo and MHE LLC covenants to, as promptly as practicable after the Effective Date, (a) make, or cause to be made, all such filings and submissions under laws, rules and, regulations as may be required to consummate (i) the transfer of the Transferred Assets, the lease of the Leased Personal Property and the occupancy arrangements for the Shared Facilities, (ii) the assumption of the Assumed Liabilities and (iii) the other transactions contemplated hereby in accordance with the terms of this Agreement, and (b) use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order to fulfill the obligations hereunder. In furtherance thereof, HarnCo and MHE LLC each agree to coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably required by each in connection with the foregoing.

7. Employees and Employment.

      7.1 Employment. As of the Effective Date, MHE LLC shall offer to employ all Active Employees. All Active Employees shall become employees of MHE LLC on the Effective Date. MHE LLC shall promptly notify HarnCo of any Active Employee that does not accept employment. MHE LLC shall, until the Termination Date and at its own expense, provide all Active Employees with the same pension benefit plans and welfare benefit plans that are provided under the Employee Benefit Plans and other benefit programs, policies and arrangements (the "MHE Benefits") for such Active Employees immediately prior to the Effective Date. In general, under such MHE Benefits adopted by MHE LLC, all periods of service with any HarnCo Company shall be counted for all purposes.

      7.2 Collective Bargaining Agreements and Employment Contracts. As soon as practicable after the Effective Date, MHE LLC shall enter into a new collective bargaining agreement with United Steelworkers of America, Local No. 1114 covering Active Employees and Retired and Inactive Employees. On the Effective Date, MHE LLC shall assume all liability for all individual or group employment contracts that are in effect between HarnCo and any Active Employee or Retired and Inactive Employee or group of Active Employees or Retired and Inactive Employees.

8. Use of HarnCo's Trademarks. Except with respect to Intellectual Property set forth in the License Agreement and the P&H License Agreement (the use of which shall be governed by each such agreement), MHE LLC shall be entitled on a non-exclusive, non-transferable, royalty free basis to distribute their sales aids, sales literature, advertising materials, catalogues, inventory and packaging materials, invoicing or purchasing forms existing on the Effective Date that bear any trademark, logo, or corporate name of Harnischfeger Corporation, Harnischfeger Industries, Inc. or any other HarnCo Company (collectively, the "Harnischfeger Marks"), but only until the existing inventory is depleted or for a period of nine months after the Effective Date, whichever first occurs. MHE LLC shall have no other rights to use the Harnischfeger Marks as all or part of any trademark, logo, trade name or corporate name, except as provided in the License Agreement. Within 30 days following the Termination Date, MHE LLC agrees to mark all inventory, packaging materials, sales aids, sales literature, advertising materials or catalogues that contain any of the Harnischfeger Marks to indicate that MHE LLC is the seller of such Products.

9. Other Effective Date and Post-Effective Date Covenants.

      9.1 Intercompany Cash Management. From the Effective Date until the end of business on the day preceding the Termination Date, HarnCo shall provide Cash to, and collect Cash from, MHE LLC in accordance with practices consistent with the practices with respect to the MHE Division in effect as of the Effective Date. Therefore, Cash equal to the excess of the aggregate daily deposits in MHE LLC's collection accounts over the aggregate daily disbursement from MHE LLC's disbursement accounts shall be provided by MHE LLC to HarnCo and, conversely, Cash equal to the excess of the aggregate daily disbursement from MHE LLC's disbursement accounts over the aggregate daily deposits in MHE LLC's collection accounts shall be provided by HarnCo to MHE LLC.

      9.2 Letters of Credit. From the Effective Date through the Termination Date, HarnCo shall assist MHE LLC in and procuring letters of credit for the benefit of MHE LLC which MHE LLC alone can not issue or procure. HarnCo shall use reasonable efforts to assist MHE LLC in drawing under letters of credit issued prior to the Effective Date in the name of any HarnCo Company for the benefit of the MHE Division or MHE LLC.

10. Indemnification Matters.

      10.1 Indemnification. Subject to Sections 10.3 and 10.4, MHE LLC shall indemnify, defend, save and hold harmless the HarnCo Indemnified Parties from and against all claims, liabilities, obligations, losses, costs, costs of defense (as and when incurred, and including all outside attorneys' and consultants' fees) expenses, fines, taxes, levies, imposts, duties, deficiencies, assessments, charges, penalties, allegations, demands, damages (including but not limited to actual, punitive or consequential, foreseen or unforeseen, known or unknown), settlements, awards, or judgments of any kind or nature whatsoever, arising out of or associated with the Assumed Liabilities (including the Environmental Liabilities) or that otherwise are or are alleged to be related to, arising from, or associated with the ownership, use, possession, operation or conduct of (i) the MHE Division, (ii) the Business, or
(iii) the Transferred Assets, in each case before, on or after the Effective Date. The indemnities provided by MHE LLC hereunder shall extend to any and all Assumed Liabilities with respect to environment, health, safety, personal injury, property damage, employment, benefits, compensation, claims arising out of contracts, product liability, warranty, merchantability or fitness for any particular purpose of goods, conformity of goods to contractual requirements, deceptive trade practice, misrepresentation, fraud or any other alleged or actual breach or violation of any obligation or requirement arising out of, or in connection with (i) the MHE Division, (ii) the Business, or (iii) the Transferred Assets. MHE LLC's indemnification includes any Liability (including reasonable fees and expenses of attorneys, accountants, consultants, and experts) that the HarnCo Indemnified Parties incur, are subject to a claim for, or are subject to, that are based upon, arising out of, relating to or otherwise in respect of:

            10.1.1 Any breach of any covenant or agreement of MHE LLC contained in this Agreement or the Other Agreements.

            10.1.2 The acts or omissions of any of the HarnCo Companies on behalf of the MHE Division before or on the Effective Date and the acts or omissions of MHE LLC after the Effective Date;

            10.1.3 The conduct of the Business before, on or after the Effective Date.

            10.1.4 The conduct of the Business by any HarnCo Company or any of the Other MHE Subsidiaries after the Effective Date;

            10.1.5 The Assumed Liabilities (regardless of whether any such Assumed Liability is assigned by any HarnCo Company or assumed by MHE LLC);

            10.1.6 The Assets, regardless of MHE LLC's prior or continued use of any such asset;

            10.1.7 The conveyance, assignment, sale, lease or making available of the Assets, or the license of the Intellectual Property pursuant to the License Agreement;

            10.1.8 Any and all amounts for which HarnCo may be liable on account of any claims, administrative charges, self-insured retentions, deductibles, retrospective premiums or fronting provisions in insurance policies, including as the result of any uninsured period, insolvent insurance carriers or exhausted policies, arising from or out of claims by or against MHE LLC, or the employees of any of the foregoing, or claims by insurance carriers of any HarnCo Company for indemnity arising from or out of claims by or against MHE LLC, acts or omissions of MHE LLC, or related to the Business or any Product;

            10.1.9 Any settlement or judgments in any litigation commenced by one or more insurance carriers against any HarnCo Company on account of claims by or against MHE LLC or the employees of the MHE Division or MHE LLC;

            10.1.10 Any and all Liabilities incurred by any HarnCo Company pursuant to its obligations hereunder or under any of the Other Agreements after the Effective Date in seeking to obtain or obtaining any consent or approval to assign, transfer or lease any interest in any asset or instrument, contract, lease (whether oral or written), permit or benefit arising thereunder or resulting therefrom;

            10.1.11 Any Liability incurred by any HarnCo Company as a result of the drawing against any letter of credit or performance bond issued by any HarnCo Company on behalf of MHE LLC or the MHE Division;

            10.1.12 Any Liability relating to the failure to comply with any bulk sales or transfers laws in connection herewith or with any of the Other Agreements; and

            10.1.13 Any Liability relating to an Active Employee or Retired and Inactive Employee (other than Retained Liabilities).

      This indemnity obligation shall apply without regard to (i) whether the Liability (including any Environmental Liability) is based on theories of negligence, breach of warranty, strict liability, breach of contract, violation of any consumer protection legislation passed by any Governmental Body, absolute liability or arising as an obligation of contribution, or the violation of any other applicable legal duty or standard, (ii) whether the Liability (including any Environmental Liability) was caused by the negligence of any of the HarnCo Indemnified Parties (whether such negligence be sole, joint or concurrent, active or passive), or (iii) whether the Liability (including any Environmental Liability) arose before, on or after the Effective Date.

      10.2 Notice of Circumstance. After receipt by HarnCo of notice, or HarnCo's actual discovery, of any action, proceeding, claim, demand, or potential claims, which could give rise to a right of indemnification pursuant to any provision of this Agreement (any of which is individually referred to as a "Circumstance"), HarnCo shall give MHE LLC written notice describing the Circumstance in reasonable detail; provided, however, that no delay by HarnCo in notifying MHE LLC shall relieve MHE LLC from any Liability hereunder unless (and then solely to the extent) MHE LLC's position is actually prejudiced by such delay. In the event MHE LLC notifies HarnCo within 30 days after such notice that MHE LLC is assuming the defense thereof, (i) MHE LLC will defend the HarnCo Indemnified Parties against the Circumstance with counsel of its choice, provided such counsel is reasonably satisfactory to HarnCo, (ii) the HarnCo

Indemnified Parties may retain separate co-counsel at its or their sole cost and expense (except that MHE LLC will be responsible for the fees and expenses for the separate co-counsel to the extent HarnCo concludes reasonably that the counsel selected by MHE LLC has a conflict of interest), (iii) the HarnCo Indemnified Parties will not consent to the entry of any judgment or enter into any settlement with respect to the Circumstance without the written consent of MHE LLC and (iv) MHE LLC will not consent to the entry of any judgment with respect to the Circumstance, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the HarnCo Indemnified Parties from all Liability with respect thereto, without the written consent of HarnCo. In the event MHE LLC does not notify HarnCo within 30 days after HarnCo has given notice of the Circumstance that MHE LLC is assuming the defense thereof, the HarnCo Indemnified Parties may defend against, or enter into any settlement with respect to, the Circumstance in any manner the HarnCo Indemnified Parties reasonably deem appropriate, at MHE LLC's cost.

      10.3 Scope of Indemnification. Indemnification under this Article 10 shall be in addition to any remedies the HarnCo Companies may have at law or equity. There shall be no time limit as to MHE LLC's indemnification obligations hereunder.

      10.4 Indemnity for Certain Environmental Liabilities. MHE LLC understands and agrees that its right to indemnification for matters described in Section 4.3(v) hereof shall constitute its sole recourse against the HarnCo Companies with respect to environmental, health or safety matters and that it shall have no other right of indemnification or any other right or remedy against the HarnCo Companies with respect to any environmental, health or safety matters (including without limitation all matters arising under CERCLA or any other Environmental and Safety Requirements) arising from this Agreement or the transactions contemplated thereby (collectively "Environmental, Health and Safety Matters") and hereby waives, and releases the HarnCo Companies and their respective officers, directors, employees and agents from, any and all claims, demands, or causes of action with respect to Environmental, Health and Safety Matters.

11. Limitation on Consequential Damages. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO HARNCO COMPANY SHALL BE LIABLE TO MHE LLC, ANY OTHER MHE SUBSIDIARY OR ANY OF THEIR AFFILIATES FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, LOST PROFITS, LOSS OF SALE OR USE, OR OPPORTUNITY COSTS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE.

12. Further Assurances. After the Effective Date and upon HarnCo's request, and for no further consideration, MHE LLC shall use its best efforts to obtain full releases of any and all HarnCo Companies' Liability with respect to the Assumed Liabilities; provided, however, that until MHE LLC obtains such releases, MHE LLC shall not take any action that has the effect of amending or otherwise modifying any provisions of any of the Assumed Liabilities for which any HarnCo Company may have continuing liability, either primary or contingent, except for amendments or modifications which do not (i) increase in any respect any Liability of any HarnCo Company thereunder, or (ii) extend the period of time during which any HarnCo Company will be obligated or liable thereunder.

13. Transfer Tax Matters.

      13.1 Transaction Taxes. HarnCo shall be liable for any and all sales, use, transfer, stamp, stamp duty, stamp duty reserve tax, conveyance, documentary, or similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, including recording fees, notarial fees and other similar costs incurred in connection with the conveyance of the Assets to MHE LLC pursuant to this Agreement. MHE LLC shall, on the Effective Date, execute and deliver to HarnCo a sales tax resale exemption certificate for each state in which inventory is transferred to MHE LLC pursuant to this Agreement.

      13.2 Property Taxes. MHE LLC shall be liable for, shall pay and shall indemnify and hold HarnCo harmless against any and all real and personal property taxes and assessments relating to the Assets, regardless of the taxable periods to which such taxes relate. If HarnCo is contesting any such taxes before a taxing authority, administrative tribunal or in a judicial proceeding, as of the Effective Date MHE LLC shall assume responsibility for and control any such proceeding at its own expense and with its own counsel. HarnCo shall execute all contracts, authorizations or other documents necessary to enable MHE LLC to have proper standing to conduct any such proceedings.

      13.3 Unemployment Tax Experience. The state unemployment tax experience (the "Experience") of HarnCo may be transferred to MHE LLC for such states, if any, as HarnCo may select in its sole discretion. The decision to transfer such Experience may be made separately for each state in which the business of MHE LLC is conducted. If HarnCo elects to transfer the Experience in a particular state, MHE LLC shall timely execute any and all necessary governmental filings to accomplish this transfer.

      13.4 Preparation of W-2's, Etc. HarnCo and MHE LLC agree that MHE LLC has received substantially all of the property used in a trade or business previously operated by HarnCo, and in connection therewith MHE LLC shall employ individuals who immediately before the Effective Date were employed in such trade or business by HarnCo. Accordingly, if the Effective Date is such that the alternative procedure set forth in Revenue Procedure 84-77, 1984-2 C.B. 753 for reporting by predecessors-successors is applicable and provided that HarnCo provides MHE LLC with all necessary (as determined in HarnCo's sole discretion) payroll records for the calendar year which includes the Effective Date, then MHE LLC shall furnish or cause to be furnished a Form W-2 to each employee employed by MHE LLC who had been employed by HarnCo disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and HarnCo shall be relieved of the responsibility to do so.

14. Post-Effective Date Tax Matters.

      14.1 Filing of Tax Returns. HarnCo agrees to prepare and file or cause to be prepared and filed on a timely basis all appropriate Returns in respect of the MHE Division that (i) are required to be filed before the Effective Date; or
(ii) are required to be filed on or after the

Effective Date that (a) are required to include, on a consolidated or combined basis, the operations of the MHE Division for any tax period ending before the Effective Date; or (b) are required to be filed by the MHE Division on a separate return basis for any tax period ending before the Effective Date. To the extent requested by HarnCo, MHE LLC shall participate in the filing of and shall file any required Returns with respect to any period that ends before the Effective Date. MHE LLC shall prepare the schedules in respect of MHE LLC and the MHE Division containing the information necessary for HarnCo to prepare any consolidated or combined returns. MHE LLC shall also prepare or cause to be prepared and shall file or cause to be filed all other Returns required of MHE LLC and the MHE Division, or in respect of its activities, for any taxable period ending on or after the Effective Date that includes the operations of MHE LLC or the MHE Division prior to the Effective Date.

      14.2 Payment of Taxes.

            14.2.1 HarnCo agrees to pay timely all Income Taxes in respect of MHE LLC or the MHE Division that are (i) due with respect to Returns that HarnCo is required to prepare and file pursuant to Section 14.1 hereof, or (ii) due before the Effective Date for which no Return is required to be filed. In addition, HarnCo agrees to pay all other Income Taxes that may be due after the Effective Date that are attributable to the period prior to the Effective Date. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Tax authority to treat for all purposes the day prior to the Effective Date as the last day of a taxable period of the MHE Division, and such period shall be treated as a "Short Period" for purposes of this Agreement.

            14.2.2 In any case where applicable law does not permit MHE LLC to treat the day prior to the Effective Date as the last day of a Short Period, then for purposes of this Agreement the portion of such Income Taxes that is attributable to the operations of the MHE Division for such Interim Period (as defined below) shall be (i) in the case of Income Taxes that are not based in whole or in part on income or gross receipts, the total amount of such Income Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Income Taxes that are based in whole or in part on income or gross receipts, the Income Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. "Interim Period" means with respect to any Income Taxes imposed on MHE LLC on a periodic basis for which the day prior to the Effective Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the day prior to the Effective Date and ending on the day prior to the Effective Date. Any franchise Tax shall be allocated to the taxable period during which the right to do business obtained by the payment of such franchise Tax relates, regardless of whether such franchise tax is measured by income, operations, assets or capital relating to another taxable period.

      14.3 Cooperation and Records Retention. HarnCo and MHE LLC shall (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such Return, audit or examination or proceeding, and (iii) each provide the other with any final determination of any such audit or examination or proceeding that affects any amount required to be shown on any Tax return of the other for any period. Without limiting the generality of the foregoing, HarnCo and MHE LLC shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax returns, supporting work schedules and other records or information which are relevant to such returns for all taxable periods or portions thereof ending before or including the Effective Date and shall not thereafter destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

      14.4 Liability for Assessments or Refunds. HarnCo shall pay any assessments for additional Income Taxes and be entitled to receive all refunds of Income Taxes (i) with respect to all periods ending prior to the Effective Date; and (ii) with respect to any period beginning before the Effective Date and ending after the Effective Date, but only with respect to the portion of such period up to and including the day prior to the Effective Date allocated in accordance with Section 14.2.2 above. HarnCo shall have sole and exclusive discretion to contest or not to contest, negotiate and settle proposed adjustments relating to the inclusion in any Return of the income, deductions, credits, allowances or other tax items of MHE LLC for any period ending before the Effective Date. Any proceeding with respect to Income Taxes for a period which includes but does not end on the day prior to the Effective Date shall be controlled jointly by HarnCo and MHE LLC.

15. Bulk Sales or Transfer Laws. MHE LLC acknowledges that HarnCo will not comply with the provision of any bulk sales or transfer laws of any jurisdiction in connection with the transaction contemplated by this Agreement. MHE LLC hereby waives compliance by HarnCo with the provisions of the bulk sales or transfer law of any jurisdiction.

16. Miscellaneous.

      16.1 Entire Agreement. This Agreement and the Other Agreements constitute the entire agreement of the parties with respect to the subject matter hereof and thereof, supersede all prior agreements, understandings and representations between them with respect to such subject matter, written or oral, and shall not be modified, amended or terminated except by a written agreement specifically referring to the applicable agreement signed by all of the parties thereto.

      16.2 Waivers. No waiver by any Party of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

      16.3 Succession and Assignment. This Agreement shall inure to the benefit of, and be binding upon, HarnCo and MHE LLC and their successors and permitted assigns, and may be assigned in whole or in part by them to any of their respective Affiliates (with the assignor remaining primarily liable thereon), but otherwise this Agreement is not assignable by any party hereto, either in whole or in part, without the prior written consent of the other party, and any such attempted assignment without such consent shall be null and void. In the event that such an assignment is made to any such Affiliate such assignment shall include an obligation on such Affiliate to transfer all rights and interests assigned thereto back to such assigning party (or to some other Affiliate thereof) promptly upon such assignee ceasing to be an Affiliate of the assignor.

      16.4 Headings. The paragraph headings contained herein or in the Other Agreements are for the purposes of convenience only and are not intended to define or limit the contents of such paragraphs and shall be given no effect in the construction or interpretation of this Agreement or the Other Agreements.

      16.5 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to HarnCo:                         Copy to:

      Harnischfeger Corporation             Kirkland & Ellis
      3600 South Lake Drive                 200 East Randolph Drive
      St. Francis, WI 53235-3716            Chicago, IL  60601
      Attn: James A. Chokey                 Attn: Keith S. Crow

      If to MHE:                            Copy to:

      Material Handling, LLC                Material Handling, LLC
      315 W. Forest Hill Avenue             315 W. Forest Hill Avenue
      Oak Creek, WI  53154                  Oak Creek, WI  53154
      Attn: President                       Attn:  General Counsel

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      16.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

      16.7 Expenses. Except as otherwise provided in Articles 4 and 10 and
Section 3.4, MHE LLC shall bear the expenses, costs and fees (including those of attorneys, accountants, consultants, or experts) incurred by MHE LLC and the MHE Division, and HarnCo shall bear the expenses, costs and fees (including those of attorneys, accountants, consultants, or experts) incurred by HarnCo, in connection with the transactions contemplated hereby, including the preparation and execution of this Agreement and the Other Agreements and compliance herewith and therewith.

      16.8 Severability. Any provision of this Agreement or any of the Other Agreements that is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      16.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

      16.10 Submission to Jurisdiction. Each of the Parties consents to the exclusive jurisdiction of the federal courts of the Eastern District of Wisconsin for any legal action, suit, or proceeding arising out of or in connection with this Agreement or the Other Agreements, and agree that any such action, suit, or proceeding may be brought only in such courts. If such forum is not available, each of the Parties consents to the exclusive jurisdiction of the Milwaukee County Circuit Court for any such action, suit or proceeding. Each of the Parties further waives any objection to the laying of venue for any such suit, action, or proceeding in such courts. Each Party agrees to accept and acknowledge service of any and all process that may be served in any suit, action, or proceeding. Each Party agrees that any service of process upon it mailed by registered or certified mail, return receipt requested to such Party at the address provided in Section 16.5 above shall be deemed in every respect effective service of process upon such Party in any such suit, action, or proceeding. Each Party agrees to waive any right it might have to a trial by jury in any such suit, action or proceeding.

      16.11 Construction. Each of the Parties agree that (a) the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement or the Other Agreements and (b) except as specifically provided in an agreement, no usage of trade, course of dealing, course of performance or enforcement or surrounding circumstances shall be used in interpreting or construing this Agreement or the Other Agreements. The terms "including" or "include" shall mean "including, without limitation," and the subsequent listing of any matter or matters shall in no event be construed to limit or narrow the breadth of the preceding clause of matter.

      16.12 Incorporation of Exhibits and Schedules. The schedules and exhibits to this Agreement shall be construed with and as integral parts of this Agreement to the same extent as if they were set forth verbatim herein; provided, however, that in the event of any conflict between any such schedule or exhibit (including the Other Agreements) and this Agreement, this Agreement shall control.

      16.13 No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their Affiliates and respective permitted successors and assigns.

                                     ******

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                     HARNISCHFEGER CORPORATION


                                     By: /s/ Kenneth J. Stark
                                         -----------------------------

                                     Its: Assistant Teasurer
                                         -----------------------------


                                     MATERIAL HANDLING, LLC


                                     By: /s/ Eric Fonstad
                                         -----------------------------

                                     Its: Manager
                                         -----------------------------


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